AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") made this 29th day of April, 1996, by and among PALOMAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation ("Palomar"), TTI ACQUISITION CORP., an Arizona corporation and a wholly-owned subsidiary of Palomar ("Sub"), TISSUE TECHNOLOGIES, INC., an Arizona corporation ("TTI"), and Mario Barton, an individual (the "Stockholder"),

                                WITNESSETH THAT:

         WHEREAS the parties hereto wish to amend the Agreement and Plan of Reorganization by and among Palomar, Sub, TTI and Stockholder dated as of March 9, 1996 (the "Merger Agreement") to require Palomar to file with the Securities and Exchange Commission a registration statement providing for the resale by the shareholders of TTI of all of the shares of the common stock, $.01 par value per share, of Palomar ("Palomar Common Stock") issued to the shareholders of TTI in connection with the Merger prior to the Closing (the "Registration Statement"); and

         WHEREAS the parties wish to amend the Merger Agreement to permit the Closing to take place prior to the Registration Statement being declared effective;

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

1. Clause (b) of Section 3.2(b) of the Merger Agreement shall be amended to be and read in its entirety as follows:

         "such filings and permits as may be required to comply with federal and state securities laws and Palomar's registration requirements hereunder."

2. Section 5.7 of the Merger Agreement shall be amended to be and read in its entirety as follows:

         "5.7 REGISTRATION AND DISCLOSURE STATEMENTS. On or before the Closing Date, Palomar shall file with the Commission a registration statement on Form
S-3 (or such other form as shall be available to register the resale of the Palomar Common Stock being issued in the Merger) providing for the resale by the shareholders of TTI of all of the shares of Palomar Common Stock delivered to them at the Closing (the "Registration Statement"). Palomar shall use its best efforts, subject to receipt of necessary information from the shareholders of TTI, to cause the Registration Statement to become effective as soon as possible following the Closing."

3. The first sentence of each of Sections 8.7 and 9.7 of the Merger Agreement shall be amended to be and read in its entirety as follows:





         "The Registration Statement shall have been filed on or before the Closing Date."

4. Section 11.3 of the Merger Agreement shall be deleted in its entirety.

5. All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement. All of the other terms and conditions of the Merger Agreement shall remain in full force and effect as of the date hereof.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PALOMAR MEDICAL                             TISSUE TECHNOLOGIES, INC.
TECHNOLOGIES, INC.


By:  /s/ Steven Georgiev                       By:   /s/ Mario Barton
  --------------------------------                ----------------------------
     Name:  Steven Georgiev                          Name:  Mario Barton
     Title: Chairman                                 Title:    President



TTI ACQUISITION CORP.

By:  /s/ Steven Georgiev                              /s/ Mario Barton
   --------------------------------                ----------------------------
     Name:  Steven Georgiev                        Mario Barton
     Title: President